Exhibit 99.B

EXHIBIT B

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G/A (including amendments thereto) with respect to the common stock, par value $0.0001 per share of CorVel Corporation, and further agree that this Joint Filing Agreement be included as Exhibit to such joint filings.  In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of January 2012.

CORSTAR HOLDINGS, INC.

By:	/s/ Jeffrey J. Michael
Its:	President & CEO

By:	/s/ Jeffrey J. Michael
Jeffrey J. Michael